Exhibit 99.1

For Immediate Release

Cheryl Henry named President and COO of Ruth’s Hospitality Group, Inc.

Michael P. O’Donnell Retains CEO and Chairman Roles and Comments on Strength of Leadership Team

WINTER PARK, Fla.—(BUSINESS WIRE)—July 25, 2016—The Board of Directors of Ruth's Hospitality Group, Inc. (RHGI) (Nasdaq: RUTH) announced that it has promoted Cheryl J. Henry to President and Chief Operating Officer for RHGI, effective July 20, 2016. A nine-year veteran of the company, Henry will continue her close working partnership with Michael O'Donnell, who will continue to lead the organization as Chief Executive Officer and Chairman.

In addition to culinary, beverage, brand marketing and real estate development, Henry’s expanded responsibilities will include oversight of human resources, IT and day-to-day operations, including working with Kevin Toomy – an eight-year veteran of Ruth’s Chris Steak House (RCSH) and the steak house’s Chief of Operations.

“I am very pleased to announce Cheryl’s promotion, and have enjoyed the honor of working closely with her over the past eight years,” said O'Donnell. “In every challenge Cheryl has undertaken, she’s created great success and demonstrated the leadership skills essential to her new and expanded role. I look forward to continuing my work with Cheryl, our outstanding and long-tenured leadership team, as well as our franchise community, as we continue to grow the brand of Ruth’s Chris Steak House.”

This is Henry’s third promotion since joining the company in 2007, most recently serving as Chief Branding Officer and Senior Vice President since August 2011.

“Our franchise community has long appreciated the leadership team’s steady hand and keen eye for creating opportunities to advance our brand. This includes our market position and the unmatched hospitality and service that keeps our guests coming back meal after meal, celebration after celebration, and generation after generation,” stated Nancy Oswald, Co-Owner/Franchisee of the company's largest franchise group. “We are thrilled that the board has recognized Cheryl's outstanding leadership and commitment to the brand and advanced her into the President role.  I look forward to continuing our partnership and am confident that our founder, Ruth Fertel, would applaud this move.”

O’Donnell concluded, “Our company remains committed to a total shareholder return strategy that prioritizes growing our restaurant base, carrying moderate debt and returning excess capital to shareholders through share repurchases and dividends. I strongly believe that our entire management team including myself, Cheryl, Kevin Toomy, along with our CFO Arne Haak, and CIO Susan Mirdamadi, will ensure that the company delivers on this strategy in the years to come.”

Immediately prior to joining the RHGI team, Henry was chief of staff for the mayor of Orlando where she was instrumental in the development of $1.2 billion in downtown entertainment venues, including a state-of-the-art performing arts center and new arena.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 145 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements about the Company’s financial outlook and statements that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor

Tel: (203) 682-8261

Email: ftaylor@icrinc.com

Media

Christine Beggan

Tel: (203) 682-8329

Email: Christine.Beggan@icrinc.com

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